FOR IMMEDIATE RELEASE                                   May 14, 2003

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
              FAX: 781 221-7594

BOSTONFED BANCORP, INC. ANNOUNCES THE MERGER OF BROADWAY NATIONAL BANK WITH BOSTON FEDERAL SAVINGS BANK.

Burlington, MA - BostonFed Bancorp, Inc. (AMEX - BFD) (the "Company"), the parent of Boston Federal Savings Bank, a federally-chartered stock savings bank ("BFSB"), and Broadway National Bank, a national chartered commercial bank ("Broadway"), announced today that each of BFSB and Broadway's respective Board of Directors and the Company, as sole stockholder of each of BFSB and Broadway, approved the merger of Broadway with and into BFSB (the "Merger"). The two banks have been affiliated with each other for the past six years and the merger of the banks is expected to result in expanded products and services for the customers of Broadway and greater convenience to customers of both institutions. Subject to customary regulatory approvals, the Merger is anticipated to be effective in the fall of 2003.

As of the effective date of the Merger, the separate corporate legal existence of Broadway will be discontinued and be consolidated into that of BFSB as the surviving bank of the Merger. The two full-service offices of Broadway will continue in existence under the name BFSB. The Merger will enhance the ability of the enlarged BFSB to serve customers and attract borrowers, depositors and employees.

Among other benefits, the Company anticipates that the Merger will benefit customers and communities by creating a more convenient and efficient branch network available to customers of both banks; increasing certain operating efficiencies of the combined BFSB and Broadway; and permitting the combined bank to continue strengthening commitments to meet community needs.

This report may contain certain forward-looking statements, which are based on management's current expectations. Generally, verbs in the future tense and the words, "believe", "expect", "anticipate", "intends", "opinion", "potential", and similar expressions identify forward-looking statements. The Company's actual results could differ materially from those management expectations, including unforeseen integration problems. Factors that could cause future results to vary from current management expectations include, but are not limited to, delay in or denial of regulatory approvals, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors and the effects of war or terrorist activities affecting the Company's operations, markets, products, services, prices and litigation. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.